Exhibit 12.1

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     PROFORMA
                   AS ADJUSTED             MARCH               PROFORMA
                    MARCH 31,    --------------------------   AS ADJUSTED
                       1996          1996          1995          1995
                   ------------  ------------  ------------  -------------
Fixed charges:
 Interest........  $ 34,482,000  $ 24,711,000  $  4,242,000  $  70,419,000
 Amortization of
 debt expense....       356,000     1,072,000       126,000      1,424,000
 Interest portion
 of rental
 expense.........       913,000       244,000       137,000      3,652,000
                   ------------  ------------  ------------  -------------
                   $ 35,751,000  $ 26,027,000  $  4,505,000  $  75,495,000
                   ============  ============  ============  =============
Earnings:
 Income (loss)
 from operations.  ($46,466,000) ($42,682,000) ($13,914,000) ($113,567,000)
 Fixed charges
 per above.......    35,751,000    26,027,000     4,505,000     75,495,000
 Less: Capital-
 ized interest...             0             0             0    (12,183,000)
                   ------------  ------------  ------------  -------------
                   ($10,715,000) ($16,655,000) ($ 9,409,000) ($ 50,255,000)
                   ============  ============  ============  =============
Ratio of Earnings
to Fixed
Charges(1).......            --            --           --             --
                                           DECEMBER 31
                   ---------------------------------------------------------------
                       1995          1994          1993         1992      1991
                   ------------- ------------- ------------- ---------- ----------
Fixed charges:
 Interest........  $ 40,562,000  $ 15,316,000     2,950,000
 Amortization of
 debt expense....     1,424,000       502,000       117,000
 Interest portion
 of rental
 expense.........       647,000       369,000        66,000      28,000     8,000
                   ------------- ------------- ------------- ---------- ----------
                   $ 42,633,000  $ 16,187,000  $  3,133,000  $   28,000 $   8,000
                   ============= ============= ============= ========== ==========
Earnings:
 Income (loss)
 from operations.  ($93,262,000) ($27,943,000) ($10,431,000) $2,249,000 ($422,000)
 Fixed charges
 per above.......    42,633,000    16,187,000     3,133,000      28,000     8,000
 Less: Capital-
 ized interest...   (12,183,000)   (3,906,000)
                   ------------- ------------- ------------- ---------- ----------
                   ($62,812,000) ($15,662,000) ($ 7,298,000) $2,277,000 ($414,000)
                   ============= ============= ============= ========== ==========
Ratio of Earnings
to Fixed
Charges(1).......           --            --            --         81.1       --

- ----
(1) The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994, 1993 and 1991, the deficit of earnings to fixed charges was $42,682,000, $13,914,000, $105,445,000, $31,849,000, $10,431,000 and $422,000, respectively, and the proforma as adjusted for the three months ended March 31, 1996 and for the year ended December 31, 1995 was $46,466,000 and $125,750,000, respectively.